FOR IMMEDIATE RELEASE

Contact:	Vince C. Klinges
Chief Financial Officer
American Software, Inc
(404) 264-5477

AMERICAN SOFTWARE ANNOUNCES TAX TREATMENT OF 2020 DISTRIBUTIONS

ATLANTA, GA (January 20, 2021) - American Software, Inc. (NASDAQ: AMSWA) has determined that certain 2020 distributions are considered to be return of capital (non-dividend) distributions.

This tax treatment will affect shareholders’ tax basis in their shares. To assist investors with tax reporting, Form 8937, Report of Organizational Actions Affecting Basis of Securities has been posted on the Investor section of the Company’s website under “Investor Relations.”

Shareholders should consult their tax advisors to determine how this change may affect their 2020 taxes.

About American Software, Inc.

Atlanta-based American Software, Inc. (NASDAQ: AMSWA), through its operating entities delivers an innovative technical platform with AI-powered capabilities for supply chain management and advanced retail planning that is accelerating digital supply chain optimization from product concept to customer availability. Logility, Inc., is helping large enterprise companies transform their supply chain operations to gain a competitive advantage. Recognized for its high-touch approach to customer service, rapid implementations and industry-leading return on investment (ROI), Logility customers include Big Lots, Husqvarna Group, Parker Hannifin, Sonoco Products and Red Wing Shoe Company. Demand Management, Inc. delivers affordable, easy-to-use supply chain planning solutions designed to increase forecast accuracy, improve customer service and reduce inventory to maximize profits and lower costs. Demand Management serves customers such as Siemens Healthcare, AutomationDirect.com and Newfoundland Labrador Liquor Corporation. New Generation Computing, Inc. powers the digital supply chain to enable apparel brand owners and retailers to maximize revenue and profit by accelerating lead times, streamlining product development, and optimizing sourcing and distribution. NGC customers include Brooks Brothers, Carter’s, Destination XL, Fanatics, Foot Locker, Jockey International, Lacoste and Spanx. The comprehensive American Software supply chain and retail planning portfolio delivered in the cloud includes advanced analytics, supply chain visibility, demand, inventory and replenishment planning, Sales and Operations Planning (S&OP), Integrated Business Planning (IBP), supply and inventory optimization, manufacturing planning and scheduling, retail merchandise and assortment planning and allocation, product lifecycle management (PLM), sourcing management, vendor quality and compliance, and product traceability. For more information about American Software, please visit www.amsoftware.com, call (404) 364-7615 or email kliu@amsoftware.com.